FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
Edward H. Myles, Senior Vice President of Finance & CFO	(508) 230-1828 (T)

Pressure BioSciences, Inc. Reports 2007 Financial Results and
Provides Business Update

South Easton, MA, March 12, 2008 /PRNewswire-FirstCall/ -- Pressure BioSciences, Inc. (Nasdaq: PBIO - News) (“PBI”) today announced that total revenue for 2007 was $645,870 compared to $210,289 for 2006. Revenue from the sale of PCT products and services was $399,787 for the year as compared to $210,289 for the prior year. This increase in revenue from PCT products and services was primarily the result of the number of installations of the Company’s PCT Sample Preparation Systems (“PCT Systems”) - the total number of PCT Systems installed during 2007 was twenty, as compared to eight in 2006. Also contributing to this increase in revenue was an increase in the number of PULSE Tubes and ProteoSolve-LRS Kits sold, revenue from PCT Systems under lease, and the recognition of extended service contract revenue. The Company also recorded $246,083 of grant revenue during 2007. There was no grant revenue recognized during 2006.

As of December 31, 2007, the Company had cash and cash equivalents of approximately $5.4 million, as compared to approximately $5.3 million on December 31, 2006. Edward H. Myles, Senior Vice President of Finance and CFO commented: “During 2007, we effectively financed the continued development and initial commercialization of PCT with proceeds received from the liquidation of our investment in Panacos Pharmaceuticals common stock, the divestiture of Source Scientific LLC, and the sale of 126,750 shares of our common stock in our private placement completed in November 2007.”

Mr. Myles continued: “Our installation of twenty PCT Systems represents a significant increase compared to the prior year. These installations came in the form of sales, leases, and rental agreements. Furthermore, included in our 2007 revenue was the sale of several of our recently launched Barocycler NEP2320 units, which have a price of approximately one half of the Barocycler NEP3229. Consistent with our strategy, we are working to drive our installed base of PCT Sample Preparation Systems so that we can continue to realize increases in our recurring revenue streams from PULSE Tubes, ProteoSolve-LRS Kits, and extended service contracts.”

Richard T. Schumacher, Founder, President, and CEO of Pressure BioSciences, Inc. said: "We are proud of the accomplishments of 2007 and believe that these accomplishments position us well for success in 2008. On the sales and marketing front, we have completed the hiring of seven experienced, US-based, Regional Sales Directors. Through the efforts of our marketing department, we have increased the number of leads in the US by over 2,000, and we expect that our new Regional Sales Directors will contact many of them during 2008. We also are ahead of schedule in building our international distribution network as we now have distribution agreements with three partners covering France, Switzerland, Belgium, Japan, and Korea.”

Pressure BioSciences, Inc. 14 Norfolk Avenue, South Easton, MA 02375 TEL 508-230-1828 • FAX 508-230-1829 www.pressurebiosciences.com

Mr. Schumacher continued: “On the research and development side of the business, our accomplishments are numerous: in Engineering R&D, we drove the Barocycler NEP2320 from concept to prototype to product launch in less than a year, and in Applications R&D, we drove our ProteoSolve-LRS Kit from discovery to patent filing to scientific meeting presentation to product launch in less than eight months. In addition, in December 2007, we were awarded the prestigious Frost and Sullivan Innovation Research Award for the development of ProteoSolve-LRS.”

Mr. Schumacher concluded: “We look to 2008 as the year that all of the ingredients for success may come together. We have revolutionary technology, a newly hired but experienced sales force, product in inventory, and a potential universe of approximately 390,000 scientists worldwide who might benefit from the advantages of the PCT Sample Preparation System. I am very proud of the progress that we’ve made in the three short years since we became Pressure BioSciences, I would like to compliment all of our employees for their hard work and dedication to date, and I would like to thank all of our shareholders for their past and continued support.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly-traded company focused on the development of a novel, enabling technology called pressure cycling technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including in such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.

Financial Teleconference and Web-cast

As announced on March 6, 2008, the Company will host a teleconference at 4:30 pm EDST on Wednesday March 12, 2008 to discuss its 2007 financial results and to provide a business update.

To attend this teleconference via web-cast, please go to the Company's website: www.pressurebiosciences.com.

To attend this teleconference via telephone, please dial:
(800) 909-5202
Participant code: 4382794

For those unable to participate in the live teleconference, a replay will be available approximately one hour after the call ends through April 4, 2008, and will be accessible through the Company's website. To access the replay, please dial (888) 203-1112 and enter code 4382794.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the Company’s expectations for 2008, including the potential for additional installations of PCT Systems, increased revenues from such installations, the sale of PULSE Tubes, ProteoSolve-LRS Kits and extended service contracts, the ability to convert leads into sales, leases or rental of the PCT System, the ability to continue to develop an international distribution network, the number of scientists who might benefit from the PCT Sample Preparation System, the anticipated quality and benefits of the Company’s products, and beliefs regarding the validation of the Company’s business plan due to the Company’s growing installed base of PCT Systems. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT Sample Preparation System; the Company's financial results for the fiscal year ended December 31, 2007 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customers needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen cost increases; if the Company's expenses are higher than anticipated or if the Company's revenues do not increase, the Company may not have sufficient cash to support its planned activities and the Company may be unable to obtain financing on acceptable terms; the Company’s new external sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; and the Company may be unable to develop new PCT-related products that are perceived by potential customers as having advantages over current technologies and techniques. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

Pressure BioSciences, Inc. 14 Norfolk Avenue, South Easton, MA 02375 TEL 508-230-1828 • FAX 508-230-1829 www.pressurebiosciences.com

Consolidated Balance Sheets
	December 31,
ASSETS	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$5,424,486	$5,335,282
Accounts receivable	118,471	37,495
Inventories	172,548	19,658
Deposits	553,483	175,300
Prepaid income taxes	56,863	38,687
Income tax receivable	249,541	710,013
Prepaid expenses and other current assets	94,783	71,476
Investments in marketable securities	-	2,060,875
Total current assets	6,670,175	8,448,786
PROPERTY AND EQUIPMENT, NET	257,797	207,696

OTHER ASSETS
Intangible assets, net	328,290	376,922
Assets of discontinued operation	-	1,420,996
Total other assets	328,290	1,797,918
TOTAL ASSETS	$7,256,262	$10,454,400

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$152,729	$174,289
Accrued employee compensation	377,190	242,497
Accrued professional fees and other expenses	186,840	150,978
Income taxes payable	4,519	45,962
Deferred taxes	-	669,520
Deferred revenue	15,075	4,099
Total current liabilities	736,353	1,287,345

LONG TERM LIABILITIES
Deferred revenue	6,767	9,126
Liabilities of discontinued operation	-	1,042,493
Total long term liabilities	6,767	1,051,619
TOTAL LIABILITIES	743,120	2,338,964

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; 1,000,000 shares authorized; 0 outstanding	-	-
Common stock, $.01 par value; 20,000,000 shares authorized;
2,192,175 and 2,065,425 shares issued and outstanding	21,922	20,654
Additional paid-in capital	6,284,616	5,347,641
Accumulated other comprehensive income	-	1,384,876
Retained earnings	206,604	1,362,265
Total stockholders' equity	6,513,142	8,115,436
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,256,262	$10,454,400

Pressure BioSciences, Inc. 14 Norfolk Avenue, South Easton, MA 02375 TEL 508-230-1828 • FAX 508-230-1829 www.pressurebiosciences.com

Consolidated Statements of Operations
	For the Year Ended
	December 31,

	2007	2006

REVENUE:
PCT Products, services, other	$399,787	$210,289
Grant revenue	246,083	-
Total revenue	645,870	210,289

COSTS AND EXPENSES:
Cost of PCT products and services	209,050	165,233
Research and development	2,022,730	1,429,711
Selling and marketing	1,386,519	528,265
General and administrative	2,174,739	2,145,196
Total operating costs and expenses	5,793,038	4,268,405

Operating loss from continuing operations	(5,147,168)	(4,058,116)

OTHER INCOME:
Realized gain on securities available for sale	2,028,720	517,938
Interest income	286,600	381,713
Total other income	2,315,320	899,651
Loss from continuing operations before income taxes	(2,831,848)	(3,158,465)
Income tax benefit from continuing operations	520,214	745,354
Loss from continuing operations	(2,311,634)	(2,413,111)

DISCONTINUED OPERATIONS:
Gain on sale of net assets related to discontinued operations (net of income tax of $218,060)
	1,155,973	-
Net loss	$(1,155,661)	$(2,413,111)

Loss per share from continuing operations - basic and diluted	$(1.11)	$(1.01)
Income per share from discontinued operations - basic and diluted	0.55	-
Net loss per share - basic and diluted	$(0.56)	$(1.01)

Weighted average number of shares used to calculate income (loss) per share - basic and diluted	2,078,657	2,396,077

Investor Contacts:
Richard T. Schumacher, President & CEO
Edward H. Myles, Senior Vice President of Finance & CFO
Pressure BioSciences, Inc.
(T) 508-230-1828

Pressure BioSciences, Inc. 14 Norfolk Avenue, South Easton, MA 02375 TEL 508-230-1828 • FAX 508-230-1829 www.pressurebiosciences.com